Exhibit 10.15

RETURN TO TREASURY AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of the 6th day of August, 2010, by and between USA Therapy, Inc., a corporation formed pursuant to the laws of the State of Nevada (the “Company”), Kathy Kestler and Todd Bauman (the “Shareholders”).

RECITALS

WHEREAS, the Shareholders are the registered and beneficial owners of an aggregate of 20,000,000 shares of the Company’s common stock (collectively, the “Shares”);

WHEREAS, the Shareholders received their Shares in consideration for prior and continuing services and prior capital investments to the Company; AND

WHEREAS, pursuant to the Share Exchange Agreement entered into by and among the Company, the Shareholders, Asia Packaging & Printing, Inc. (“APPI”), and all of the shareholders of APPI, the Shareholders have determined that the return of the Shares to the Company’s treasury is in the best interest of the Company and its shareholders.

NOW THEREFORE for due consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Surrender of Shares

1.           The Shareholders hereby surrender to the Company the Shares by delivering to the Company a share certificate or certificates representing the Shares, duly endorsed for transfer in blank, signatures medallion guaranteed.  The Company hereby acknowledges receipt from the Shareholders of the certificates for the sole purpose of retiring the Shares.

Representations and Warranties

2.           Each of the Shareholders severally, not jointly, represents and warrants to the Company that it is the owner of the Shares, that it has good and marketable title to the Shares, and that the Shares are free and clear of all liens, security interests or pledges of any kind whatsoever.

Indemnification

3.           Each of the Shareholders severally, not jointly, agrees to indemnify the Company, and hold it harmless from and in respect of any assessment, loss, damage, liability, cost and expense (including, without limitation, interest, penalties, and reasonable attorneys’ fees) imposed upon or incurred by the Company resulting from any breach of representation or warranty, in any material respect, made by any Shareholder pursuant to Section 2 of this Agreement.  If any claim, action or proceeding is brought against the Company arising out of a claim that is the subject of indemnification under this Agreement, the Company shall provide the Shareholder with prompt written notice of the same, together with the basis for seeking indemnification (the “Indemnification Notice”).  Upon receipt of an Indemnification Notice by a Shareholder, each Shareholder shall inform the Company (delivering the Indemnification Notice), within 5 business days after receipt of the Indemnification Notice, whether Shareholder elects to compromise or defend such claim, action or proceeding.    Each Shareholder shall have the right, at its option, to compromise the claim, at its own expense.  In the event a Shareholder elects to defend, the Company shall have the right to control the defense of any claim brought against him or her that is the subject of this indemnification.  All costs and expenses incurred, including legal fees, in connection with the compromise or defense of any claim shall be paid by the Shareholder.

General

4.              Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

5.              For all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws of the State of Nevada and the Courts prevailing in the State of Nevada.

   6.                 Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the date of transmission, if such notice or communication is delivered via facsimile or the second day following the date of mailing, if sent by U.S. nationally recognized overnight courier service.  The facsimile number and address for such notices and communications to the Shareholders shall be 9500 West Flamingo Road, Suite 205, Las Vegas, Nevada 89147 - Phone: (702) 523-5344 and Fax: (702) 893-9997.

7.              The provisions contained herein constitute the entire agreement among the Company and the Shareholders with respect to the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among the Company and the Shareholders with respect to the subject matter hereof.

8.              This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

9.              This Agreement is not assignable without the prior written consent of the parties hereto.

11.              This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

USA THERAPY, INC.

By: /s/ Kathy Kestler
Name: Kathy Kestler
Title: President

/s/ Kathy Kestler
Name: Kathy Kestler

/s/ Todd Bauman
Name: Todd Bauman